Exhibit 99.1

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EDITED TRANSCRIPT
LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

EVENT DATE/TIME: JUNE 11, 2015 / 09:00PM GMT

OVERVIEW:
Co. reported full-year 2015 worldwide net sales of $339m, net loss of $218m and net loss per basic and diluted share of $3.12. 4Q15 worldwide net sales were $34m, net loss was $76m and net loss per basic and diluted share was $1.08.

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1

JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

CORPORATE PARTICIPANTS

Nancy Lee Leapfrog Enterprises Inc. - Director of IR

Ray Arthur Leapfrog Enterprises Inc. - CFO

John Barbour LeapFrog Enterprises Inc. - CEO

CONFERENCE CALL PARTICIPANTS

Steph Wissink Piper Jaffray & Co. - Analyst

Ed Woo Ascendiant Capital Markets LLC - Analyst

David King ROTH Capital Partners - Analyst

Lee Giordano Sterne, Agee & Leach - Analyst

PRESENTATION

Operator

Good afternoon. My name is Melinda, and I will be your conference operator today. At this time, I would like to welcome everyone to the LeapFrog Enterprises Fiscal Fourth Quarter and Full-Year 2015 Financial Results conference call.

(Operator Instructions)

Miss Nancy Lee, Director of Investor Relations, you may now begin your conference.

Nancy Lee - Leapfrog Enterprises Inc. - Director of IR

Thank you. Good afternoon, and welcome to the LeapFrog Enterprises conference call to review our results for the fiscal fourth quarter and full year 2015 ended March 31, 2015. I am Nancy Lee, Director of Investor Relations. Today on the call, we have John Barbour, our Chief Executive Officer, and Ray Arthur, our Chief Financial Officer.

Before we begin, I have a couple items to go over. A copy of the press release and financial tables, which includes a GAAP to non-GAAP reconciliation and other supplemental financial information, can be viewed and downloaded from our Investor Relations website.

In May 2014, we announced that we were changing our fiscal year-end from a calendar year-end to a March 31, year-end. As a result, this past March quarter is the fourth quarter of our 2015 fiscal year.

And now the Safe Harbor statement. We wish to remind you that our statements today will include forward-looking statements, including management's expectations regarding anticipated fiscal full year 2016 financial performance.

In addition, we expect the questions posed in the Q&A portion of this call to prompt answers that contain additional forward-looking statements not included in our prepared remarks. You should be aware that actual results might differ materially from those projected in any forward-looking statements.

Some important factors that could cause actual results to differ materially from those in the forward-looking statements are described in our most recently filed Forms 10-Q and 10-K filed with the SEC. LeapFrog makes these statements as of today, June 11, 2015, and disclaims any duty to update them.

I would now like to turn the call over to Ray Arthur.

Ray Arthur - Leapfrog Enterprises Inc. - CFO

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2

JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

Thank you. Good afternoon, everyone. Before I hand the call over to John, I want to explain the reason for the delay in our earnings announcement.

As we stated in our press release on May 18th, the process of testing the recoverability of our long-lived assets under the requirements of FASB ASC 360 took longer than we anticipated. Our recent financial performance and stock trading value decline led to a review of our long-lived assets as of March 31, 2015, which includes property and equipment, primarily our ERP system, to be put in service next quarter and website development costs.

The review resulted in a $36 million non-cash permanent accounting charge. The impairment is due in large part to the decline in our stock price from December 2014 to March 2015. It's important to note that the impaired assets continue to be used as intended in the operations of the Company, and certain assets, such as our new ERP system, have yet to be put into service.

We will continue to review our long-lived assets quarterly in accordance with FASB ASC 360 guidelines. With that said, I will now hand the call over to John.

John Barbour - LeapFrog Enterprises Inc. - CEO

Thank you, Ray. Good afternoon, everyone. Today, I'm going to start with some brief comments on our financial results, then I will discuss our plan to transform the Company and reignite long-term business growth. Ray will follow with details of our financial results.

For the fourth quarter and full year, our net sales and net income declined year-over-year and fell well below expectations, due mainly to high carry-forward retail inventory from the holidays, lower demand for our tablets and associated content, and the later than planned shipment and promotion of LeapTV.

The downturn in consumer sales of tablets over the holiday season and into 2015 across our major markets was greater than expected. Since tablets, along with associated content, represent a large share of our overall sales, this decline had the largest impact on our performance.

In addition, retail sales of LeapTV to date significantly missed our expectations. Following the later than planned shipment of the platform in the holiday season, we progressed in to spring, which is seasonally sluggish and where consumer demand for video game consoles is traditionally very low. Nevertheless, we remain enthusiastic about LeapTV and its future.

This innovative platform has already won a number of independent awards, including the highly prestigious KAPi award for innovation in children's media, and consumer reviews to date have been strong. We have some exciting plans for LeapTV for this holiday season that I will discuss later.

Given our disappointing financial performance in fiscal year 2015, we have undertaken a major strategic review of our go-forward business model, product and operating plans. We have one of the most trusted and valuable brands in the industry plus, an arsenal of very unique and powerful assets, including our award-winning and rich content library, and we plan to effectively leverage these strengths to grow and transform our business.

Since our primary focus at LeapFrog is children, parents and caregivers their ever evolving attitudes and motivations regarding the LeapFrog brand play a critical role in how we move forward. We started our strategic review process by investing in a comprehensive research study that provided us with deep insights into the ways millennial parents think about the learning and development of their children. We then leveraged these learnings through a LeapFrog brand review, which has helped guide our go-forward product strategy and brand messaging.

We found that while education remains a core need, many parents are also searching for solutions that expand their child's world and help them develop in a more holistic and well-rounded way. Millennial parents are concerned about their child's educational, emotional and creative development.

Based on our research, we believe demand is growing for fun experiences that engage, inspire, and enrich a child's intellectual curiosity. We're uniquely positioned to take advantage of this opportunity through the extension and evolution of our brand, products, and services.

For 20 years, we've created award-winning learning solutions that combine developmental expertise, innovative technology, with a child's love for fun. Our return to growth will be built on the valuable assets that the Company has developed over its rich history of innovation and learning.

LeapFrog is one of the most trusted brands in the industry. A recent Piper Jaffray survey from earlier this year of nearly 700 mothers found that the most positively perceived brands in the industry are Lego, Fisher-Price and LeapFrog.

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JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

When they surveyed moms' brand perception across manufactured product portfolios, LeapFrog held the highest positive perception at 77%, followed by Hasbro's portfolio of brands at 61% and Mattel's at 56%. LeapFrog was also the number one positively perceived brand among moms of preschoolers aged three to five years old.

The brand also has exceptional consumer awareness and appeal. It's a brand with substantial versatility that we plan to further leverage to broaden our portfolio with imaginative new products and new categories that will entertain and develop children.

Our world-class team of educators, producers, technologists, and product experts share many years of experience in creating market-leading products that are fun, compelling, and engaging, while they deliver powerful development for children. They represent the best in our industry, a truly outstanding group that is dedicated to helping children achieve their potential.

Our proprietary curriculum has been built by our in-house learning team of PhDs over the last 15 years and contains over 2,500 skills across more than 100 categories and includes a number of new breakthrough teaching elements that have yet to reach school programs.

Over the last four years, we have shipped over 15 million connected platforms, and over 50 million pieces of content across our major markets and have built a database of over 12 million consumers that we can communicate with, use for research, and leverage to capitalize a return to growth.

So where do we go from here? It's clear that we need to quickly capitalize on these assets to transform our Company, while finding ways to operate and execute our business far more effectively. We've developed a comprehensive strategic framework with four priority focuses.

Operating our business more cost effectively, stabilizing and broadening our existing business base, diversify and expanding our product portfolio, and growing content shared of our business. Let me give you some more detail on each.

Operating our business more cost effectively. On the operational front, our priority is organizational optimization. Which includes the headcount reductions we disclosed in our Q3 earnings calls, plus continuous cost controls and prudent cash management. We finished the year with over $127 million in cash, zero debt, and over $72 million in good inventory. We're deploying our resources to strategically invest in new products and categories, and to accelerate our long-term goals to get back to profitability.

Stabilizing and broadening our existing business base. Preschool toys continue to be an important part of our business. They're a terrific first introduction for parents and children to the magic of LeapFrog learning, and we're planning to launch a number of really strong new toys into our line this year.

Many of our retail customers and distributors around the world see strong growth opportunities across our toy line. So we have significantly increased our new toy investment for fiscal 2017.

In our Learn to Read business, we're pleased at the strategic price reductions that we executed in the US recently. And our Leap Reader platform is helping turn around POS, with unit sales up over 40% in the last four weeks.

On the children's tablet front, we believe the market decline will slow and there will be significant consolidation of SKUs. This will be an opportunity for us to build on our market-leading position. In the fall, we will ship two totally new tablets, with enhanced features, higher performance and new innovation.

In addition to launching a totally new high-performance seven-inch LeapPad, the LeapPad Platinum, which will replace the LeapPad Ultra XDi in the ELA section of stores. We will also ship our new first consumer electronics tablet this fall, the LeapFrog Epic, which is an all new android-based children's tablet filled with revolutionary features such as a groundbreaking new user interface built around a personalized homepage that is filled with ever-changing play and discovery experiences.

It also incorporates our proprietary LeapSearch kid-safe browsing technology. And a new app store featuring top titles from our award-winning learning library of content, and an assortment of curated top quality third-party content, making it the best new android children's tablet hitting the market this holiday season. Epic will be our first tablet sold in the consumer electronics sections and stores.

Next is LeapTV. Despite the challenges we experienced over the holidays with the launch of LeapTV, we continue to be big believers in the platform and the potential of the children's TV gaming console market.

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4

JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

The product has received some terrific consumer feedback, and we've seen the incredible fun and learning children get playing with the system. This fall, we will expand our LeapTV game line with exciting new content featuring top children's licensees - Disney Frozen, Nickelodeon's Blaze, Disney Princess and the LeapFrog Letter Factory.

Learning from last holiday, we plan to re-launch the platform with an all new TV commercial, and we'll promote earlier and more aggressively. We believe the combination of really great content, higher consumer awareness, and aggressive promotion will make LeapTV a success.

Diversify and expanding our product portfolio. We plan to diversify our product portfolio, taking advantage of our strong brand and the evolving needs of parents. We're planning to expand our product line into traditionally less volatile children's product categories to help minimize the risks associated with hit driven sales.

Millennial parents are looking for broader developmental solutions for their children and LeapFrog brand studies indicate that the brand offers value through more solution-based products, more open play experiences, and across a wider selection of categories than we currently play in. A richer more diverse mix of products should help buffer our business from the ebb and flow of our innovations. Our team is focused on developing new lines of business and innovative products that we expect to launch in calendar 2016.

Grow content share of our business. According to NPD, our explorer content was the number 4 best-selling toy in the US last year, and was a top seller in the UK. This year, we're introducing a wide selection of exciting new cartridge and digital content, including titles featuring top children's licenses Disney Frozen, Teenage Mutant Ninja Turtles, Paw Patrol and Blaze.

We're also launching a major new innovation in interactive gaming content called LeapFrog Imagicard that creates an almost universal wow in our pre-shows and at Toy Fairs. Several retail partners commented that it was one of the most innovative products launched at this year's UK toy fair.

Flashcards have been used to enhance children's learning for years. They've proven to be a very effective teaching tool in pre-schools and schools all around the world. Our Imagicards are a synergistic combination of proprietary flashcards and a digital learning game that is downloaded onto a LeapPad. This creates a very fun and engaging physical/digital play experience. And provides a fresh fun way to deliver life-changing learning and development.

Physical/digital play is currently a very hot category and we're excited about the potential of this innovative new LeapFrog content expansion.

LeapFrog Imagicards will be available at retail stores in the fall with a killer line of SKUs, including Nickelodeon's Paw Patrol and Teenage Mutant Ninja Turtles, plus the ever popular Letter Factory.

Initially, LeapFrog Imagicards will work only with our LeapFrog tablets., but based on the very strong response the line has received, we're planning to launch iOS versions later in the year. In addition, to further grow our content business, we're accelerating plans to develop LeapFrog content and services for other non-LeapFrog platforms, which we internally call LOOP, LeapFrog on other platforms.

For the last four to five years, we have been searching for a way to deliver LeapFrog content profitably to other platforms. Over the last couple of months, we've been introduced to some new technologies and business models that combined with key learnings from our recent consumer research could offer a path to building a LOOP business that has strong growth and profit potential.

We're also well on our way to developing over 100 pieces of LeapFrog content to work on our new android-based tablet, the LeapFrog Epic, which provides us with another diversification opportunity. We're super excited about LOOP's potential to transform our business.

In summary, LeapFrog's long-term growth and profitability will be built on expanding our Company with a diversified portfolio of products and rich content, and evolving our consumer message to better align with our core consumer base, Millennial parents and caregivers. We believe these strategies will help lessen volatility, and provide re-occurring and more predictable streams of revenue. We will continue to innovate, invest and refresh products, while maintaining a balanced cost structure to support our growth. While much of the operational changes we were making will have an impact on our fiscal 2016 financial performance, the main elements of our product transformation will not be seen until fiscal 2017.

The transformation at LeapFrog won't happen overnight. Fiscal 2016 will be another challenging year. But we expect that the implementation of these initial steps and focus on executing the plans I have just outlined will put us back on the path to growth and profitability.

While change is our biggest challenge, it's also our greatest opportunity. Change is our chance to get better and stronger. We will continue to harness the power inherent in LeapFrog's rich history of innovation, education developmental play, and entrepreneurial spirit to help foster the next wave of innovation.

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5

JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

The LeapFrog brand is a valuable brand, built on a heritage of quality and trust that parents believe in. I look forward to working with the leadership team, employees, partners and retailers to bring our vision to reality. Helping children to achieve their potential through developmental play is the heart and soul of who we are. LeapFrog Ahead.

Now I'll turn the call over to Ray, he will talk about our fiscal Q4 and full-year 2015 results.

Ray Arthur - Leapfrog Enterprises Inc. - CFO

Thank you, John.

We are disappointed that our performance in the fourth quarter and full year was significantly below our expectations. The shortfalls in the quarter and full-year were primarily due to the factors that John had mentioned earlier. High carry-forward retail inventories from the holidays, lower demand for our tablets and associated content, and the later than planned shipment and promotion of LeapTV.

Now let me provide more insight into our fiscal fourth-quarter financial performance as summarized in the financial tables accompanying the press release. Worldwide net sales for the quarter were $34 million, down 40% compared to a year ago, and were negatively impacted by 1 percentage point from changes in currency exchange rates. Net sales declined across all of our lines of business and geographies in the fiscal fourth quarter, primarily for the reasons previously mentioned.

Our US segment sales were $25 million, down 35% compared to a year ago. In our international segment, net sales were $9 million, down 51% compared to a year ago. And were negatively impacted by 5 percentage points from changes in currency exchange rates.

Gross profit for the quarter was $4 million, a decrease of 83% compared to the prior year due to reduced sales, increased discounts and allowances to help clear inventory carried over from the holiday season, and changes in product mix.

The gross margin rate was 10.3% compared to 37.1% a year ago, due to the reasons I just mentioned. And overall lower sales levels, resulting in less effective leverage of fixed costs.

Operating expenses for the quarter were $79 million, up 98% compared to $40 million in the prior-year period. The increase in operating expenses is due primarily to a non-cash $36 million permanent impairment of long-lived assets, which I discussed earlier.

R&D was $12 million, up 32% year-over-year due primarily to increases in product and content development related expenses to support our strategic initiatives. SG&A was down 2% compared to the prior-year quarter. Advertising expense was up 4% year-over-year due to investments in Easter TV advertising.

We reported a net loss of $76 million compared to a net loss of $12 million in the prior-year period, as a result of the aforementioned conditions. Net loss per basic and diluted share was $1.08, compared to net loss per basic and diluted share of $0.17 a year ago. Adjusted net loss per share, which is a non-GAAP number before goodwill impairment, deferred tax valuation allowance adjustments, and impairment of long-lived assets was $0.56 compared to a net loss per share of $0.17 a year ago.

Now, I will review our full-year 2015 results. Worldwide net sales for the year were $339 million, down 36% compared to a year ago. And included a 1% negative impact from changes in currency exchange rates.

The decline in sales was spread across our business segments. In addition to the reasons described earlier, lower demand for our LeapReader Learn to Read system, tighter retail inventory management and the West Coast port slowdown in the US also impacted our full-year results.

Our US segment net sales were down 37% to $233 million versus a year ago. Net sales for our international segment were $106 million, down 33% compared to a year ago, and were negatively impacted by 2 percentage points from changes in currency exchange rates.

POS was down in all of our key markets, resulting in higher than desired retailer ending inventory levels. Gross profit for the year was $94 million, a decline of 54% compared to the prior year. Gross margin rate was 27.9% compared to 38.6% a year ago, due to unfavorable changes in our product sales mix and higher discounts and allowances as a percentage of sales.

Operating expenses for the year were $235 million, up 28% compared to the prior year due to the non-cash permanent impairment of $20 million of goodwill, which was on our balance sheet last year and the non-cash permanent impairment of long-lived assets of $36 million discussed earlier.

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6

JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

The goodwill impairment charge is attributable to the magnitude of the sales decline in the holiday season where we do a significant amount of our annual business. The long-lived asset impairment charge is due to the weak financial results, coupled with the significant decline in the trading value of our stock. This increase was partially offset by lower advertising expense, which was $43 million, down 9% year-over-year due to lower spending on cooperative advertising, and a shift in timing of TV advertisements. SG&A and R&D remained relatively flat. Excluding goodwill and long-lived assets impairments, our operating expenses were down 2% year-over-year.

Net loss was $218 million or $3.12 per basic and diluted share, compared to net income of $75 million or $1.07 per diluted share reported the prior year.

Our net loss included a non-cash valuation allowance against our domestic deferred tax assets of $91 million, a $20 million goodwill impairment charge discussed earlier, and a $36 million non-cash charge for the impairment of long-lived assets. Prior-year net income included a non-cash tax benefit of $63 million from the release of valuation allowances against our domestic deferred tax assets.

The decision to increase or decrease tax valuation allowances in the applicable periods was based on many factors including three years of cumulative net loss or income, which allowed us to conclude that we more likely not, or we more likely would, generate future income to utilize these deferred tax assets prior to their expiration.

Adjusted net loss per share, which is a non-GAAP number before goodwill impairment, deferred tax valuation allowance adjustments, and impairment of long-lived assets was $1.08 compared to net profit per share of $0.18 a year ago.

Now, turning to the balance sheet. Cash and cash equivalents at the end of the quarter were $127 million, a decrease of $105 million or down 45% compared to the same period last year. Our accounts receivable balance was $20 million, a decrease of 34%, due primarily to the decrease in net sales.

DSO was 50 days, up by 3 days from a year ago. Our inventory balance was $72 million, up $20 million or 38% from a year ago, largely due to the decrease in sales. We believe inventories at retail are down by about 18% from last year, due to SKU rationalization, loss of shelf space and lower POS.

Our property and equipment balance was $2 million, down $29 million from a year ago, primarily due to the recorded non-cash permanent impairment of long-lived assets discussed earlier.

Deferred income tax assets declined by $74 million in total as a result of recording a valuation allowance against our domestic deferred tax assets in Q3. The $20 million balance of goodwill at prior year end was fully impaired during the fiscal third quarter of this year. We had no short or long-term debt at the end of the quarter this year or last.

Now, let me turn to our outlook. This will be a year of rebuilding, and we have a lot of work to do. We continue to work through the impact of retail space losses, inventory overhang, and significant competitive pressures. For these reasons, we expect Fiscal year 2016 sales to contract considerably relative to the prior-year. And operating losses for fiscal year 2016 to be similar to or greater than fiscal year 2015 losses, excluding impairments of goodwill and long-lived assets.

In closing, we're moving quickly and making some very solid progress to stabilize the business and restore growth and profitability. However, the coming year still faces many obstacles, and we recognize that a turnaround will not happen overnight. As John stated, we are confident that we have a comprehensive plan at hand to get us back on track for long-term growth and profitability.

For the last 20 years, LeapFrog has gained substantial expertise in developing fun learning and development products for children. We have a strong brand that parents trust, and a rich history of innovation and education. We believe we can leverage these core assets to continue to deliver exceptional fun developmental products that consumers demand, and to return the Company to growth and profitability.

Operator, we will now open the call to questions.

QUESTION AND ANSWER

Operator

(Operator instructions)

Your first question on the line of Steph Wissink with Piper Jaffray.

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7

JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

Steph Wissink - Piper Jaffray & Co. - Analyst

Just two questions. First, I think, John, you mentioned that it's really going to be a holiday 2017 event when most of the new products come through the pipeline. Can you give us any sense of when you expect to be booking some of those orders so we can get a general idea of how the retail reception has been?

And then secondly, Ray, if you could just talk about the cash and how we should be thinking about modeling the cash through the balance of this year. In terms of inventory exits and investments in inventory for holiday. Thank you.

John Barbour - LeapFrog Enterprises Inc. - CEO

Okay, why don't I start and talk a little bit about product. I think everybody's got a sense a little bit of the lead times it takes to develop products. So a big thing to happen was that the decline in the tablet market over the holidays, I think took everyone in surprise across the marketplace.

And since tablets and content are large part of overall business, the decline had a significant impact in our 2015 performance, FY15, and will continue to have an impact into 2016. At the same time, we are seeing that decline slow, and we do believe there's going to be some significant consolidation in the space. So the fact that we're launching two really great new tablets this year, I think will certainly help us deal with that decline in some way.

And on the other hand, our other investments are across our toy line as we go forward. But the big diversification plans that we've got really don't come into play until next year. And that is just due to product lead times.

We will start showing those briefly to the trade in the next couple of months. And then we will start taking orders for those products probably in the fourth quarter of next year. And we will have a read probably at that time because -- we'll have a sense a little bit of what people like in the product line in the next three to four months, but then we will get orders in the first quarter of next year.

Ray Arthur - Leapfrog Enterprises Inc. - CFO

From a cash perspective, I think you can expect cash to decline to a low point in October and then start to build again. We have a significant investment inventory coming up to October, which then turns into receivables.

We do have a $75 million revolver as well, at our disposal. Which is an ABL based on receivables and potentially inventory. I think you will see a low point in October, and then cash to start to build again.

In addition, our 10-K is going to be out shortly. In there you will see projections of capital expenditures that are I think significantly below what we've experienced for the last two years, primarily as a result of winding up the investment in our ERP system. And in the prior-year CapEx, we had a lot of spending on our web development initiatives. So those two things will not be repeated as we move forward.

Steph Wissink - Piper Jaffray & Co. - Analyst

Okay, that's really helpful. can you just remind us, Ray, what the covenant is in terms of the minimal level of assets or inventory that you need to satisfy the ABL? And then just -- go ahead.

Ray Arthur - Leapfrog Enterprises Inc. - CFO

It's based on a percentage of accounts receivable. And there are covenants, but none of them kick in until there is below I think $10 million of availability. We don't foresee any issues in that regard.

Steph Wissink - Piper Jaffray & Co. - Analyst

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8

JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

Okay. And then last and follow-up with respect to how you expect to market or build consumer awareness around your LOOP of your LeapFrog product on other platforms. Can you just talk a little bit about that strategy to market that opportunity? Thank you.

John Barbour - LeapFrog Enterprises Inc. - CEO

I think we've been, as I said earlier, we've been looking at this way of taking this amazing library of content we've got and expertise in content and finding ways to be able to deliver that profitably on other platforms. As you probably know, that many of the ways of monetizing content for children out there are very tough to do for young children, such as in-app purchase and advertising. They're quite frowned upon for certainly the target children that we're looking at, which is two through five, six years old.

Those parents definitely don't want to see in-app purchasing, and they certainly don't want to see advertising on those either. So we found it quite challenging. It's something we've wanted to do for quite some time, but we found it challenging to find a way forward to do that. And we've seen some new technologies, we've seen some new business models, and that's really exciting as in terms of where we're going forward.

I really don't want to get into it at the moment the detail of what we're doing. Because as you can imagine, anybody looking at our business from a competitive standpoint would love to hear where we're going forward.

But what I would say to you is the following, which is we really have an incredible brand. If you look at the Piper Jaffray study that was done and you look at the results of that brand, you can see just how powerful that brand is and the value of that brand.

Secondly, we've sold over 50 million pieces of content in the last four years. So people know all about how good our content, and we've won more awards in that category probably than anybody else in the space. And then we've got a database of over 12 million consumers that we can communicate with directly. So We've got some incredibly valuable assets.

We've always believed we've had those assets. I think the challenge for us has been is what is the business model, and how do we actually deliver it technologically. And with the combination of things that are happening at the moment, we believe the stars are aligning and that we're seeing a really good path to go forward and attack the opportunity.

Steph Wissink - Piper Jaffray & Co. - Analyst

Thank you.

Operator

(Operator instructions)

You next question comes from the line of Ed Woo.

Ed Woo - Ascendiant Capital Markets LLC - Analyst

My question, Ray, I think you mentioned that retail inventory is down year-over-year about 10%. But what is the quality of that, and how much of a drag will it be do you think for the rest of this year?

Ray Arthur - Leapfrog Enterprises Inc. - CFO

We actually think the inventory is all current. The prior year, we had a lot of carryover bundles that ended up being cleared through the year.

We feel better about the inventory that's out there today, and that it's all current product. So I think we're in a better position than we were last year.

Ed Woo - Ascendiant Capital Markets LLC - Analyst

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JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

Great. And then the other question I had is, I know JB mentioned that expect not this holiday but the following holiday where we should see much more of your news diverse portfolio strategy. But what about on the digital content front? Do you think you can move faster on that with the digital aspect, or do you think you should also wait for next year to see more of a big change?

Ray Arthur - Leapfrog Enterprises Inc. - CFO

Are you referring to LOOP?

Ed Woo - Ascendiant Capital Markets LLC - Analyst

Yes.

John Barbour - LeapFrog Enterprises Inc. - CEO

My sense is that if LOOP is -- the way that we look at LOOP is deeper than just content. We're looking at the service components of it as well. And as we work through that, we will get a better sense as to what exactly the timeline is on it. But at this stage, all we would like to say is that we're planning to do it in 2017, FY17. Sorry.

Ed Woo - Ascendiant Capital Markets LLC - Analyst

Okay. Thanks, and good luck.

John Barbour - LeapFrog Enterprises Inc. - CEO

Thank you.

Operator

(Operator Instructions)

Your next question comes from the line of David King with ROTH Capital Partners.

David King - ROTH Capital Partners - Analyst

I guess in terms of the product diversification, JB, that you talked about for next year. Can you talk about what sort of investment is needed to support that on the product development side? And is there maybe an opportunity to license more of your product using the strong brand that we all recognize but at minimal cost?

And then I guess along those lines, can you talk about on the expense side, I guess, even in the quarter, I would've that on a core basis backing out the charges of course. That some of the recent staff reductions, et cetera, would've had more of a benefit. Can you talk about just the outlook for expenses and the ability to clamp down some more on that if need be as we go through the rest of the year?

John Barbour - LeapFrog Enterprises Inc. - CEO

Let me talk a little bit about the diversification opportunities. One of the things that's really come through from our research with consumers is this belief and perception that our brand can be broader than it really is today. And I think there's some pretty easy categories that you could see that the brand has potential as we move forward and diversify.

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JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

And whatever we can come up with a strong ROI solution for investment and developing product, we are going to probably chase that. Because the whole idea here is in many ways building more stability into our overall business to balance ourselves against the innovations that we're bringing into the marketplace. So we're always interested in licensing the business.

We had a license a year or so ago with Mega Blocks in Canada, the Rose Art business, to sell a whole line of stationary under the LeapFrog brand. And we're always open to ideas like that.

At the same time, we do believe that there's a very clear strategy in our business to build more core businesses, so that we don't have the ups and downs that we've had in our tablet business. And you can see how our business -- if you look at it over a four year basis, has that significant peak that was driven by the expansion through innovation and to the children's tablet space.

What I can tell you is that at the same time as we're investing and building more core businesses, we also are not giving up on innovation. And we are also working on some new platforms that we plan to launch in FY17 as well. That are going through early testing at the moment, and are getting a strong response.

So it's, as I say, we most certainly are open to licensing opportunities. But in the main, we're looking to diversify to build more long-term stability into our business to balance against the significant innovations that we've got in the pipeline for next year and beyond.

Ray Arthur - Leapfrog Enterprises Inc. - CFO

And, David, regarding your question on expenses. There are some severance costs that are included in the quarter that are shielding the savings that would have come through from the headcount reductions.

David King - ROTH Capital Partners - Analyst

And then in terms of just thinking about the outlook for expenses then and product development costs needed to support some of the new initiatives that JB talked about. Any thoughts there?

Ray Arthur - Leapfrog Enterprises Inc. - CFO

They are all within the overall guidance that I provided. We are still investing strategically in the future for projects that we believe are going to provide a return. And we will continue to do so going forward.

David King - ROTH Capital Partners - Analyst

And then maybe switching gears a little bit. I guess just, JB, in terms of trying to better understand the tablet introductions that you've got for this year, particularly given some of the backdrop of what we've seen tablets for kids tablets but then also just broader tablet's overall. Can you just talk about the rationale behind doing so versus trying to drive more on the content side?

I think when we talked in the past, some of that just might be laying the groundwork for I think on the android side for example. Using a kid's android tablet of your own, but then taking that and being able to take it so it's available on Galaxy or something. Can you just talk about the thought behind doing that as opposed to pulling back and maybe just focusing purely on content?

John Barbour - LeapFrog Enterprises Inc. - CEO

As I said earlier, the decline in the fourth quarter in the overall tablet space and kid tablet space took many people including us by surprise, the scale of that decline. But at the same time, we firmly believe that kids are going to have tablets, and especially young kids are going to have tablets, for certainly probably my lifetime the way I look at it.

So the fact is, tablet play has become a really big part of children's lives. And parents want to introduce their kids to tablet play, because tablets have become a very big part in everyday life. And therefore, kids are going to want to emulate their parents and parents are going to want to introduce their kids to a tablet situation.

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JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

And I believe that we have the best development -- best tablets in the marketplace for kids. We develop all of our tablets from the ground up to be the best for kids. And we're constantly looking at our marketplace.

We do see the decline in the kid tablet place slowing, and we do see and we're starting to see an ear of that consolidation. So we believe that by having the best tablets on the marketplace, we can build on our leadership position in that space. And we believe we can do that on an ongoing basis with profitability in terms of delivering content to them as well.

So the two new contents we are launching this year are a new version of our Ultra. Which is a significant upgrade, versus existing Ultra, which has been after a bit of a stumble at the beginning, been a great seller in the marketplace. And we believe that the new tablet, certainly in testing, is looking really sweet.

And that also allows us, by the way, to drive innovation and content. And I think when you see our new LeapFrog Imagicards where the content brings the characters within the flashcards alive. And then can develop a whole bunch of really new fun interactions between physical product and digital is really exciting.

So again, we are still a believer in a long-term tablet marketplace as being a profitable business for us. But in saying that, we don't have expectations that it's going to be back to where it was at its peak.

On the other side, we don't play in the consumer electronic space. A parent walks into a store and says, hey, where are your tablets? And if the store clerk says, hey, they're over in electronics. In many cases, they don't even see our tablets and many tablets have been bought in that side of the store.

So we feel we have to be a player in that marketplace. It's a part of the market we have not been playing in. And what we have done is we've gone and again to the way we are, we just haven't taken an off the shelf tablet.

We've actually gone specifically and we've built a tablet, built upon an android operating system. The benefit of that is that it allows us to get access to more outside content than we have today. But the other thing that we've done is we've totally revolutionized the way the child interacts with the tablet.

And we've developed a whole UI that has had a great response out in the marketplace from the kids that we've shown it to. It's seen as being very unique and very innovative in the marketplace, And we believe it will continue to help drive our business forward.

So the summary is, we believe in the tablet space, we believe we can operate in that space profitably. But we don't think it's going to be the size that it was before, but that doesn't mean to say it can't still be an important part of our business. And if we're in that marketplace, we are going to continue to look at (inaudible) we can invest for the future.

David King - ROTH Capital Partners - Analyst

That helps greatly. Thanks, JB for that color. And then I guess just two really quick ones following up on Steph's questions.

In terms of product build-out or ability to do so as you do it in the holiday this year, do you think you guys are going to need to rely on that revolver? Is that a fair assumption? And then I think in terms of the CapEx guidance, what was the amount that was spent on ERP this year, just for context? Thank you.

Ray Arthur - Leapfrog Enterprises Inc. - CFO

We haven't broken down ERP specifically, but we have about $40 million worth of CapEx for the year just ended. I would say a large portion of that is the ERP system. I'm sorry, I missed the second part of your question.

David King - ROTH Capital Partners - Analyst

The revolver and having to use it into holiday.

Ray Arthur - Leapfrog Enterprises Inc. - CFO

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JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

My projections currently show me not having to use it. That said, I will probably use it just to make sure we have ample liquidity. But my current projections show we do not need to.

David King - ROTH Capital Partners - Analyst

Okay. Thanks. Good luck guys.

John Barbour - LeapFrog Enterprises Inc. - CEO

Thank you.

Operator

Your next question comes from the line of Lee Giordano with Sterne Agee.

Lee Giordano - Sterne, Agee & Leach - Analyst

Can you talk a little more about the retail space losses, and how significant has that been as a part of the story here? And how do you plan on regaining that space down the road?

John Barbour - LeapFrog Enterprises Inc. - CEO

So the main part of the space reductions has just been the SKU rationalization that some of the retailers are looking at within the ELA category. And in fact, we have fewer SKUs that we're selling this year in our tablet business. One of the things we are doing is we're -- our line is a lot more focused, because we sold through the vast majority of the bundles and the power bundles in the marketplace.

So we've lost some space through that on are rationalized basis. The way we get it back is by continually innovating and developing great product as we go forward. We gained space when we moved into and we really kind of pioneered this kid tablet space, and as the business has declined, we lost some of that space.

We still have the bulk of the space in ELA in most of the retailers, and we're planning to grow it with innovation. So the new platforms that we're working on as we get further down the line on them, the likelihood is to give them the support they will need. And they are going to have to get some more space.

As we expand our toy line, we'll be expected to get more space in the toy line. As we move into new categories, we will hopefully get more incremental space by getting into those categories. But it's all driven by people's belief in the products we're creating, and the performance those products have when they hit shelves. Still there?

Operator

There are no further questions at this time. I would now like to turn the call over to Nancy Lee for any closing remarks.

Nancy Lee - Leapfrog Enterprises Inc. - Director of IR

Thank you, everyone, for joining us on the call today. Please feel free to call me with any follow-up questions. Thank you.

Operator

This concludes today's conference call. You may now disconnect.

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JUNE 11, 2015 / 09:00PM GMT, LF - Q4 2015 LeapFrog Enterprises Inc Earnings Call

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